Exhibit 10.1

Execution Copy

Standstill Agreement

AGREEMENT

This Agreement, dated as of March 26, 2012, is by and among Information Services Group, Inc., a Delaware corporation (the “Company”), and Double Black Diamond Offshore Ltd., a limited partnership formed under the laws of the Cayman Islands, Black Diamond Offshore Ltd., a limited partnership formed under the laws of the Cayman Islands, Carlson Capital, L.P., a Delaware limited partnership, Asgard Investment Corp. II, a Delaware corporation, Asgard Investment Corp., a Delaware corporation, and Clint D. Carlson (collectively, the “Shareholder Group”).

WHEREAS, the Company and the Shareholder Group have determined that the interests of the Company and its shareholders would be best served by adding Mr. Guillermo G. Marmol (“Marmol”) to the Board of Directors of the Company (the “Board”) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.             Definitions. For purposes of this Agreement:

(a)   The terms “Affiliate” and “Associate” have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that neither “Affiliate” nor “Associate” shall include (i) any person that is a publicly held concern and is otherwise an Affiliate or Associate by reason of the fact that a principal of any member of the Shareholder Group serves as a member of the board of directors or similar governing body of such concern, (ii) such principal in its capacity as a member of the board of directors or other similar governing body of such concern or (iii) any entity which is an Associate solely by reason of clause (1) of the definition of Associate in Rule 12b-2; the terms “beneficial owner” and “beneficial ownership” shall have the respective meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, the media, estate, trust, association, organization or other entity of any kind or nature, including any governmental authority.

(b)   “Common Stock” means the common stock of the Company, par value $0.001 per share.

(c)   “NASDAQ” means The NASDAQ Stock Market LLC.

(d)   “Ownership Interest” means, with respect to the Common Stock, having beneficial ownership of the Common Stock.

(e)   “Standstill Period” means the period from the date hereof until the earlier of (i) March 26, 2013, (ii) 60 days prior to the date of the 2013 annual meeting or, if the Company adopts advance notice bylaw provisions, 60 days prior to the last day upon which a notice to the Secretary of the Company of nominations of persons for election to the Board or the proposal of business at the 2013 annual meeting of the Company would be considered timely under such advance notice bylaw provisions and (iii) such date, if any, as the Company has breached in any material respect any of its representations, warranties, commitments or obligations set forth in Sections 2, 4 or 8 hereof and such breach has not been cured within 10 days following written notice of such breach so long as such breach is curable.

2.             Representations and Warranties of the Company. The Company represents and warrants as follows as of the date hereof:

(a)   The Company has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b)   This Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors and subject to general equity principles.

(c)   The execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree, in each case that is applicable to the Company, or (ii) result in any material breach or material violation of, or constitute a material default (or an event which with notice or lapse of time or both could become a material default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, (A) any organizational document of the Company or (B) any agreement, contract, commitment, understanding or arrangement, in each case to which the Company is a party or by which it is bound and which is material to the Company’s operations.

3.             Representations and Warranties of the Shareholder Group. Each member of the Shareholder Group severally, and not jointly, represents and warrants with respect to himself or itself as follows as of the date hereof:

(a)   Such party has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby. Such party, if an entity, has the corporate, limited partnership or limited liability company power and authority, as applicable, to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b)   This Agreement has been duly and validly authorized, executed, and delivered by such party, constitutes a valid and binding obligation and agreement of such party, and is enforceable against such party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors and subject to general equity principles.

(c)   The execution, delivery and performance of this Agreement by such party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to him or it, or (ii) result in any material breach or material violation of, or constitute a material default (or an event which with notice or lapse of time or both could become a material default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, (A) any organizational document, if an entity, or (B) any agreement, contract, commitment, understanding or arrangement, in each case to which he or it is a party or by which he or it is bound and which is material to the Shareholder Group’s business or operations.

(d)   As of the date hereof, such party is the beneficial owner of the number of shares of Common Stock as set forth on the applicable cover page (including any cross-referenced information) relating to such party in the most recent report of beneficial ownership of Common Stock on Amendment No. 2 to Schedule 13D, filed by members of the Shareholder Group with the SEC on January 11, 2012 (as amended, the “Schedule 13D”). Except for (i) those Affiliates and Associates of such member with respect to whom a cover page is included in the Schedule 13D or (ii) as previously disclosed in writing to the Company, to the actual knowledge of the Shareholder Group after reasonable inquiry, no other Affiliate or Associate of such member beneficially owns any shares of Common Stock.

(e)           There are no direct or indirect compensation and other monetary agreements, arrangements and understandings during the past three years, and no other material relationships, between or among the Shareholder Group, on the one hand, and Marmol, and his respective Affiliates and Associates, or others acting in concert therewith, on the other hand.

4.             Appointment of Directors; Related Matters. (a) As soon as reasonably practicable, but in any event within ten business days from the date hereof (the “Appointment Date”), the Board shall:

(i)            appoint Marmol as a Class III director (term expiring in 2013) and adopt a resolution appointing him to the Audit Committee of the Board (subject to qualification as an audit committee financial expert under NASDAQ listing rules), in each case effective as of the Appointment Date; and

(ii)           adopt a resolution in accordance with the Company’s Certificate of Incorporation and Bylaws increasing the size of the Board to a total of seven directors in order to accommodate Marmol’s appointment as a director of the Company pursuant to Section 4(a)(i) hereof, effective as of the Appointment Date.

(b)   The Company agrees that, during the Standstill Period, the Company will not change the Class year of Marmol as a director unless (i) the Shareholder Group has consented to such change or (ii) such change would extend the term of Marmol’s term as a director.  The Company agrees that, during the Standstill Period, the Company will not remove Marmol from any committee of the Board on which Marmol has been appointed to pursuant to Sections 4(a)(i) hereof without the prior consent of the Shareholder Group, so long as Marmol continues to meet all the legal and listing requirements for service on any such committee.

5.             Voting. During the Standstill Period, at all shareholder meetings where the matters described in this Section 5 will be voted on during such time as Marmol serves as a director of the Company, each member of the Shareholder Group shall cause all shares of Common Stock beneficially owned by it or its respective Affiliates or Associates, to be present for quorum purposes and to be voted in favor of all directors nominated by the Board for election.

6.             Standstill. Each member of the Shareholder Group agrees that other than as may be required by applicable law, order or regulation, during the Standstill Period, he or it will not, and he or it will cause each of such person’s Affiliates or agents or other persons acting on his or its behalf not to, and will use commercially reasonable efforts to cause his or its respective Associates not to:

(a)   acquire, offer to acquire or agree to acquire, alone or in concert with any other individual or entity, by purchase, tender offer, exchange offer, agreement or business combination or any other manner, beneficial ownership of any securities of the Company or any securities of any Affiliate of the Company, if, after completion of such acquisition or proposed acquisition, such party would beneficially own, or have the right to acquire beneficial ownership of, more than 14.99% of the outstanding Common Stock (based on the latest annual or quarterly report of the Company filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act);

(b)   submit any shareholder proposal (pursuant to Rule 14a-8 promulgated by the SEC under the Exchange Act or otherwise) or any notice of nomination or other business for consideration, or nominate any candidate for election to the Board or oppose the directors nominated by the Board, other than as expressly permitted by this Agreement;

(c)   form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, other than solely with other members of the Shareholder Group or one or more Affiliates of a member of the Shareholder Group with respect to the Common Stock currently owned as set forth in Section 3(d) hereof or acquired in the future (subject to the limitations set forth in Section 6(a) hereof) or to the extent such a group may be deemed to result with the Company or any of its Affiliates as a result of this Agreement;

(d)   solicit proxies or written consents of shareholders, or otherwise conduct any nonbinding referendum with respect to the Common Stock, or make, or in any way participate in, any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act to vote, or advise, encourage or influence any person with respect to voting, any shares of Common Stock with respect to any matter, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act and the rules promulgated by the SEC thereunder), other than a “solicitation” or acting as a “participant” in support of all of the nominees of the

Board at any shareholder meeting; provided that that the foregoing shall not be deemed to restrict such actions in connection with any Board-approved proposal for a merger or sale of the Company, change in control of the Company, recapitalization, acquisition or disposition by the Company or liquidation of the Company that is submitted for approval or adoption by the stockholders of the Company;

(e)   call, seek to call, or to request the calling of, a special meeting of the shareholders of the Company, or seek to make, or make, a shareholder proposal at any meeting of the shareholders of the Company or make a request for a list of the Company’s shareholders (or otherwise induce, encourage or assist any other person to initiate or pursue such a proposal or request) or otherwise acting alone, or in concert with others, seek to control or influence the governance or policies of the Company, except as expressly permitted by this Agreement; provided that that the foregoing shall not be deemed to restrict such actions in connection with any Board-approved proposal for a merger or sale of the Company, change in control of the Company, recapitalization, acquisition or disposition by the Company or liquidation of the Company that is submitted for approval or adoption by the stockholders of the Company;

(f)    effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or cause or participate in (i) any acquisition of any material assets or businesses of the Company or any of its subsidiaries, (ii) any tender offer or exchange offer, merger, acquisition or other business combination involving the Company or any of its subsidiaries, or (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; provided that that the foregoing shall not be deemed to restrict such actions in connection with any Board-approved proposal for a merger or sale of the Company, change in control of the Company, recapitalization, acquisition or disposition by the Company or liquidation of the Company that is submitted for approval or adoption by the stockholders of the Company;

(g)   publicly disclose, or cause or facilitate the public disclosure (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to obtain any waiver, or consent under, or any amendment of, any of the provisions of Section 5 hereof or this Section 6, or otherwise seek (in any manner that would require public disclosure by any of the members of the Shareholder Group or their Affiliates or Associates) to obtain any waiver, consent under, or amendment of, any provision of this Agreement;

(h)   publicly disparage any member of the Board or management of the Company (including, without limitation, making any critical statements of the Company’s business, strategic direction or compensation practices), provided that this provision shall not apply to compelled testimony, either by legal process, subpoena or otherwise, or to communications that are required by an applicable legal obligation and are subject to contractual provisions providing for confidential disclosure; provided that that the foregoing shall not be deemed to restrict such actions in connection with any Board-approved proposal for a merger or sale of the Company, change in control of the Company, recapitalization, acquisition or disposition by the Company or liquidation of the Company that is submitted for approval or adoption by the stockholders of the Company;

(i)    enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other person that engages, or offers or proposes to engage, in any of the foregoing; or

(j)    take or cause or induce or assist others to take any action inconsistent with any of the foregoing.

7.             Company Policies. (a)  The members of the Shareholder Group acknowledge that they are aware that United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling any securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

(b)   The members of the Shareholder Group acknowledge that they will not be entitled to receive any non-public information from the Company or Marmol.

8.             Non-Disparagement. During the Standstill Period, the Company shall not publicly disparage any member of the Shareholder Group or any member of the management of the Shareholder Group, provided that this provision shall not apply to compelled testimony, either by legal process, subpoena or otherwise, or to communications that are required by an applicable legal obligation and are subject to contractual provisions providing for confidential disclosure.

9.             SEC Filings. The members of the Shareholder Group shall promptly file an amendment to the Schedule 13D reporting entry into this agreement, amending applicable items to conform to their obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto. Such members of the Shareholder Group shall provide the Company with a reasonable opportunity to review and comment on such amendment in advance of filing, and shall accept any such reasonable and timely comments of the Company.

10.           Reimbursement of Expenses. All costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the party incurring such cost or expense.

11.           Specific Performance. Each party hereto acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of Delaware, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

12.           Jurisdiction. Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in any state or federal court in the State of Delaware (and the parties agree on behalf of themselves and their respective Affiliates not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 16 hereof will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the state or federal courts in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

13.           Applicable Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts executed and to be performed wholly within such state, without giving effect to the choice of law principles of such state.

14.           Counterparts; Facsimile or Electronic Signatures. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement. Facsimile or electronic (i.e., PDF) signatures shall be as effective as original signatures.

15.           Entire Agreement; Amendment and Waiver; Successors and Assigns. This Agreement contains the entire understanding of the parties hereto with respect to, and supersedes all prior agreements relating to, its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, heirs, executors, legal representatives, and assigns.

16.           Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, (a) if given by telecopy, when such telecopy is transmitted to the telecopy number set forth below, or to such other telecopy number as is provided by a party to this Agreement to the other parties pursuant to notice given in accordance with the provisions of this Section 16, and the appropriate confirmation is received, or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section 16, or at such other address as is provided by a party to this Agreement to the other parties pursuant to notice given in accordance with the provisions of this Section 16:

if to the Company:

Information Services Group, Inc.
Two Stamford Plaza
281 Tresser Boulevard
Stamford, CT 06901
Facsimile: (203) 517-3199
Attention: Michael. P Connors

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Ave.
New York, NY 10017
Facsimile: (212) 455-2502
Attention: Edward J. Chung

if to the Shareholder Group or any member thereof:

Carlson Capital, L.P.
2100 McKinney Avenue
Dallas, TX 75201

Facsimile: (214) 932-9712
Attention: Steven J. Pully

with a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022

Facsimile: (212) 593-5955
Attention: David E. Rosewater , Esq.

17.           No Third-Party Beneficiaries. Nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, and their respective Affiliates to the extent provided herein, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date first written above.

COMPANY:

INFORMATION SERVICES GROUP, INC.

By:	/s/ Michael P. Connors
Name:	Michael P. Connors
Title:	Chairman and Chief Executive Officer

DOUBLE BLACK DIAMOND OFFSHORE LTD.

By:	Carlson Capital, L.P., its investment manager

	By:	/s/ Clint D. Carlson
	Name:	Clint D. Carlson
	Title:	President

BLACK DIAMOND OFFSHORE LTD.

By:	Carlson Capital, L.P., its investment manager

	By:	/s/ Clint D. Carlson
	Name:	Clint D. Carlson
	Title:	President

CARLSON CAPITAL, L.P.

By:	/s/ Clint D. Carlson
	Name:	Clint D. Carlson
	Title:	President

ASGARD INVESTMENT CORP. II

By:	/s/ Clint D. Carlson
	Name:	Clint D. Carlson
	Title:	President

ASGARD INVESTMENT CORP.

By:	/s/ Clint D. Carlson
	Name:	Clint D. Carlson
	Title:	President

CLINT D. CARLSON

/s/ Clint D. Carlson